UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Scott Betts, age 53, has been appointed to the position of President, Chief Executive Officer and Secretary of the Global Cash Access Holdings, Inc. (the “Company”). Mr. Betts’ term of office in these offices shall be until his resignation, his removal or the appointment of his successor. In addition, Mr. Betts has been appointed to the position of Chief Financial Officer of the Company on an interim basis. Mr. Betts has also been appointed to the Board of Directors.

Kirk Sanford, the President, Chief Executive Officer, Secretary and interim Chief Financial Officer of the Company, resigned from his employment with the Company on October 31, 2007. Effective upon his resignation, Mr. Sanford also resigned from the Board of Directors of the Company. Upon his resignation, Mr. Sanford became entitled to the severance benefits described in his employment agreement. Pursuant to resolutions adopted by the Board of Directors, all of Mr. Sanford’s stock options and restricted stock vested in full upon his resignation.

On October 31, 2007, the Company issued a press release announcing the appointment of Mr. Betts and the resignation of Mr. Sanford, a copy of which is attached hereto as Exhibit 99.1.

Mr. Betts was an Executive Vice President of First Data Corporation from May 2002 to March 2006, having served as Senior Vice President of Strategic Planning of First Data Corporation from October 2001 to May 2002. From May 2002 to March 2006, he was also President of First Data Merchant Services, which included First Data Corporation’s TeleCheck check verification and guarantee business. During this time period, he also served as First Data Corporation’s President of Domestic Enterprise Payments. Since March 2006, Mr. Betts has been an independent consultant to various companies in the payments processing industry. Mr. Betts joined Procter and Gamble in 1977 and served as General Manager/Vice President of North America Fem Care and Global Tampax from 1997 to 2001.

In connection with his appointment to office, Mr. Betts and the Company entered into an Employment Agreement dated October 31, 2007, a copy of which is attached hereto as Exhibit 10.1. Pursuant to the Employment Agreement, Mr. Betts is entitled to receive an annual base salary of $450,000 and is eligible for an annual bonus in an amount of up to 50% of his then current base salary depending upon the achievement of certain performance criteria and goals. In the event of the termination of Mr. Betts’ employment in certain circumstances, he is entitled to twelve months salary continuation and, in certain circumstances, a bonus in an amount of up to 50% of his then current base salary. In the Employment Agreement, Mr. Betts agrees not to engage in certain competitive activities for a period of two years following the termination of his employment with the Company. The description of the Employment Agreement contained in this paragraph is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

In connection with his appointment to office, Mr. Betts and the Company entered into two Notices of Stock Option Award and Stock Option Award Agreements, dated October 31, 2007, copies of which are attached hereto as Exhibit 10.2. Pursuant to the Notices of Stock Option Award and Stock Option Award Agreements, Mr. Betts was awarded options to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $9.99 per share. Subject to Mr. Betts’ continued employment with the Company, the options will vest over a four-year period, provided that one-half of the unvested portion of the options will vest if Mr. Betts is terminated without cause after the first of his employment and provided further that all of the options will vest upon an acquisition of or change in control of the Company. The description of the Notices of Stock Option Award and Stock Option Award Agreements contained in this paragraph is qualified in its entirety by reference to the Notices of Stock Option Award and Stock Option Award Agreements, copies of which are attached hereto as Exhibit 10.2.

The employment of Tom Sears, Executive Vice President of Card Services and Cashless Gaming of the Company, terminated on October 22, 2007.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document
10.1	Employment Agreement with Scott Betts, dated October 31, 2007
10.2	Notices of Stock Option Award and Stock Option Award Agreements with Scott Betts, dated October 31, 2007
99.1	Press Release announcing resignation Kirk Sanford and appointment of Scott Betts on October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: November 2, 2007

By: /s/ KATHRYN S. LEVER
Kathryn S. Lever
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Document
10.1	Employment Agreement with Scott Betts, dated October 31, 2007
10.2	Notices of Stock Option Award and Stock Option Award Agreements with Scott Betts, dated October 31, 2007
99.1	Press Release announcing resignation Kirk Sanford and appointment of Scott Betts on October 31, 2007